UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 15, 2007


                        All American Semiconductor, Inc.
             (Exact name of registrant as specified in its charter)


           Delaware                000-16207               59-2814714
(State or other jurisdiction    (Commission File         (IRS Employer
      of incorporation)             Number)            Identification No.)


                16115 Northwest 52nd Avenue, Miami, Florida 33014
               (Address of principal executive offices) (Zip Code)

      (Registrant's telephone number, including area code): (305) 621-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01 Entry into a Material Definitive Agreement.

         On April 15, 2007, All American Semiconductor, Inc. (the "Company") and its wholly owned subsidiaries (together with the Company, the "Designated Companies") entered into a Second Forbearance Agreement (the "Second Forbearance Agreement") with Harris N.A., successor by merger to Harris Trust and Savings Bank, as administrative agent for the Lenders (defined below), U.S. Bank National Association, as co-administrative agent for the Lenders, and the lenders from time to time party thereto (collectively, the "Lenders"). The Second Forbearance Agreement addresses certain events of default existing and anticipated under that certain Credit Agreement, as amended (the "Credit Agreement"), originally entered into as of May 14, 2003, by and among the Company, the several financial institutions from time to time party thereto, as Lenders, Harris Trust and Savings Bank, as administrative agent, and U.S. Bank National Association, as co-administrative agent.

         The Lenders agreed to extend and continue the forbearance period which would have expired on April 15, 2007 under the First Forbearance Agreement (as hereafter defined) until April 24, 2007 unless sooner terminated in the event of a Forbearance Default (defined below) (the "Forbearance Period"). Pursuant to the Second Forbearance Agreement the Lenders have agreed for the Forbearance Period to forbear from exercising their default-related rights and remedies against the Company and the other Designated Companies with respect to (collectively, the "Specified Defaults"): (1) current events of default resulting from (a) the Company's failure to immediately and without notice or demand pay over any overadvance that existed immediately prior to giving effect to the Second Forbearance Agreement, (b) breach of a representation by the Company that there has been no change in the financial condition or business prospects of the Designated Companies which could reasonably be expected to result in a material adverse effect, (c) breach of the Company's obligation to provide to the Lenders on a weekly basis a 13-week cash flow forecast in form, substance and detail reasonably satisfactory to the administrative agent, (d) breach of certain financial and other covenants by the Company, including covenants related to tangible net worth, debt service coverage, aging of receivables, excess availability of commitments under the Credit Agreement, and EBITDA, and (e) failure of the Company to comply with certain sections of the Forbearance Agreement (the "First Forbearance Agreement") entered into by the Designated Companies, Harris N.A., U.S. Bank National Association and the Lenders on March 29, 2007 related to payment of certain supplemental shipping costs, delivery of appraisals and a statutory lien owed to Westminster County, Colorado; and (2) anticipated events of default resulting from the expected failure of the Company to (a) timely deliver audited financial statements to the Lenders for the fiscal year ended December 31, 2006, and (b) satisfy certain other financial and other covenants, including covenants related to capital expenditures and inventory turnover.

         The parties to the Second Forbearance Agreement also agreed to the following terms, among others, notwithstanding any provision to the contrary set forth in the Second Forbearance Agreement, the Credit Agreement or any other loan document:

         o Subject to certain limitations, the Lenders agreed to provide additional liquidity to the Company during the Forbearance Period by allowing the Company up to approximately $4.95 million of overadvances from April 16, 2007 through April 20, 2007 and up to approximately $4.91 million of overadvances from April 21, 2007 until April 24, 2007. During the Forbearance Period, the Company generally may use available capital to purchase inventory only if (i) each vendor and proposed payments are set forth on the applicable weekly Proposed Vendor Payment Schedule (defined below) as long as the Lenders approve of the schedule (or an amendment thereto is approved by the administrative agent), (ii) such payments are made pursuant to "cash on delivery" or "cash in advance" payment terms, (iii) all inventory being purchased is at the time of ordering subject to existing customer purchase orders and (iv) each vendor enters into an approved vendor agreement. The Company is also subject to additional limitations on types, manner and amount of disbursements that may be made during the Forbearance Period in accordance with a budget provided by the Company and acceptable by the Lenders.

         o The Company must continue to pay interest at the applicable default rate under the Credit Agreement on all outstanding obligations at all times during the continuance of an event of default (including, without limitation, at all times during the Forbearance Period).

         o On April 16, 2007 and on or prior to each Thursday thereafter during the Forbearance Period, the Company is required to prepare and deliver to Harris N.A. a schedule setting forth every vendor payment that the Company proposes to make during

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                  the immediately following week (or portion thereof) (each, a
                  "Proposed Vendor Payment Schedule").

         o The Company does not have the right to request, and none of Harris N.A. or any Lender is obligated to issue or renew, any letter of credit during the Forbearance Period.

         o The Lenders' revolving credit commitment under the Credit Facility was reduced from $70 million to $60 million.

         o The Company is required to cause an appraisal firm satisfactory to Harris N.A. to submit an offer binding on such appraiser to the Company for its consideration with respect to the purchase or sale, as agent, of the Company's and the other Designated Companies' assets and properties.

         The Company and the other Designated Companies also agreed to a general release, forever waiving, releasing and discharging the administrative agents, the Lenders and their respective affiliates from any and all liens, claims, interests and causes of action of any kind that the Company and the other Designated Companies has or thereafter may have against such parties based on facts existing on or before April 15, 2007, and agreed not to sue any such party on the basis of any claim released.

         Upon expiration of the Forbearance Period, the agreement of the administrative agents and the Lenders to forbear from exercising their default-related rights and remedies will automatically and immediately terminate. In addition, the Second Forbearance Agreement will automatically and immediately terminate in the event of a Forbearance Default, defined as any of:
(a) the occurrence of any default or event of default other than the Specified Defaults; (b) the failure of the Company or any other Designated Company to timely and strictly comply with any term, condition, covenant, agreement or other obligation set forth in the Second Forbearance Agreement; (c) the failure of any representation or warranty made by the Company or any other Designated Company under or in connection with the Second Forbearance Agreement to be true and complete in all material respects as of the date when made or any other material breach of any such representation or warranty; (d) the taking of any action by the Company or any other Designated Company to in any way repudiate or assert a defense to any obligation under the Credit Agreement, the Second Forbearance Agreement or any of the other loan documents or the assertion of any claim or cause of action against either of the administrative agents or any Lender relating in any way thereto; (e) the date on which written notice is duly delivered to the Company at the direction of the Lenders which terminates the Forbearance Period due to the Lenders' refusal to consent to the use of any loan or collateral proceeds to fund payments reflected in a Proposed Vendor Payment Schedule; and (f) the failure of the Company to receive inventory purchased on "cash in advance" payment terms within six business days of paying for such inventory.

         The Company has agreed to pay the Lenders a forbearance fee equal to $25,000 upon expiration or termination of the Forbearance Period and the Company is required to pay or reimburse Harris N.A. for certain fees and expenses incurred by it.

Item 2.02 Results of Operations and Financial Condition.

         As previously announced, in an effort to improve operating efficiencies, in the fourth quarter of 2006, the Company terminated its relationship with certain suppliers which accounted for an aggregate of $7.7 million of the Company's unaudited 2006 revenues. The Company further announced on April 16, 2007 that its continuing operating and liquidity issues have resulted in the loss of other suppliers as of April 11, 2007 aggregating sales of $50.4 million of the Company's unaudited 2006 revenues. In addition, the Company announced that its backlog of customer orders has declined from $96.4 million at the end of the third quarter of 2006 to $52.8 million as of March 23, 2007 and to $34.6 million as of April 12, 2007. The Company also announced that it has reduced its bank borrowings from a reported high during 2006 of $94.8 million at the end of the second quarter of 2006 to approximately $55.0 million as of March 27, 2007 and to approximately $46.0 million as of April 11, 2007. Furthermore, as part of its efforts to reduce costs, as of April 16, 2007, the Company has begun closing nine of its 33 sales offices in North America and one distribution center and it has also reduced its workforce since February 28, 2007 by approximately 135 persons. A copy of the Company's press release issued on April 16, 2007 concerning certain of the foregoing matters is furnished as part of this report.

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Item 8.01 Other Events.

         The Company's April 16, 2007 press release also stated that, as previously announced, it has been exploring a variety of strategic alternatives, including a sale, additional financing, refinancing or recapitalization, but has not yet secured any such transaction to address the Company's liquidity issues, and that it continues to consider its alternatives including a potential sale of the Company's assets and a Chapter 11 bankruptcy filing. The Company cannot provide any assurance that its efforts will enable it to continue as a going concern.

         In addition, the Company announced that it does not expect to complete its year-end audit in time to file its Form 10-K for the year ended December 31, 2006 by April 17, 2007, the extended due date pursuant to Form 12b-25 which the Company previously filed with the Securities and Exchange Commission. The Company cannot determine at this time when it will be able to file the Form 10-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number            Description
------------      --------------------------------------------------------------
10.1              Second Forbearance Agreement entered into as of April 15,
                  2007, by and among All American Semiconductor, Inc., the other
                  "Designated Companies," Harris N.A., U.S. Bank National
                  Association and the lenders from time to time party thereto, as amended by that certain letter dated April 16, 2007 to All
                  American Semiconductor, Inc. from Harris N.A., as
                  Administrative Agent, on behalf of itself and the lenders
99.1              Press Release dated April 16, 2007


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ALL AMERICAN SEMICONDUCTOR, INC.


Dated: April 17, 2007                  By: /s/ HOWARD L. FLANDERS
                                           -------------------------------------
                                           Howard L. Flanders
                                           Executive Vice President and
                                           Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit
Number            Description
------------      --------------------------------------------------------------

10.1 Second Forbearance Agreement entered into as of April 15, 2007, by and among All American Semiconductor, Inc., the other "Designated Companies," Harris N.A., U.S. Bank National Association and the lenders from time to time party thereto, as amended by that certain letter dated April 16, 2007 to All American Semiconductor, Inc. from Harris N.A., as Administrative Agent, on behalf of itself and the lenders
99.1              Press Release dated April 16, 2007